LICENSE AGREEMENT

      THIS LICENSE AGREEMENT, made the 31st day of December, 1998 (this "License Agreement"), between BELL ATLANTIC NETWORK SERVICES, INC., a Delaware corporation for and on behalf of

BELL ATLANTIC - DELAWARE, INC., a Delaware corporation,
BELL ATLANTIC - MARYLAND, INC., a Maryland corporation,
BELL ATLANTIC - NEW JERSEY, INC., a New Jersey corporation,
BELL ATLANTIC - PENNSYLVANIA, INC., a Pennsylvania corporation,
BELL ATLANTIC - VIRGINIA, INC., a Virginia corporation,
BELL ATLANTIC - WASHINGTON, D.C., INC., a New York corporation, and
BELL ATLANTIC - WEST VIRGINIA, INC., a West Virginia corporation, shall each be referred to from time to time as an "OTC" or "Licensor" and collectively as the "OTCs" or "Licensors"

and AQUIS COMMUNICATIONS, INC., a Delaware corporation formerly known as BAP Acquisition Corp., referred to from time to time as the "Licensee".

      NOW THEREFORE, for good and valuable consideration and intending to be legally bound, the parties hereto covenant and agree as follows:

1.    Premises:

      (a) Licensors are the respective owners or lessees of the real properties described in Exhibit A annexed hereto (the "Properties"). Subject to the restrictions contained in the various leases of Properties to Licensors, where applicable (the "Master Leases"), Licensors agree to license to Licensee certain space in or on the buildings, roof tops, towers and lands of the Properties depicted in Exhibit B annexed hereto (the "Premises") for the purposes of installing, operating, maintaining, repairing, and replacing the communications equipment described in Exhibit C annexed hereto ("Equipment"). Licensee's rights to occupy space on Properties leased by Licensors under the Master Leases are subject to the rights of the respective lessors thereunder and the terms of the respective Master Leases.

      (b) For those locations for which Licensors have authority to grant such rights and subject to Licensors' access requirements as set forth hereinafter, Licensors also grant to Licensee a non-exclusive license over so much of the Properties as is reasonably necessary for:

            i.    access to the Premises by vehicle and foot, and
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License Agreement


            ii. the installation, maintenance, and repair and replacement of requisite wires, cables, conduits and pipes for the installation, operation and maintenance.

2.    Use:

      (a) The Premises shall be used by the Licensee for the installation, maintenance, operation, repair and replacement of the Equipment which shall be used to provide communications services licensed by the Federal Communications Commission ("FCC").

      (b) Licensee will provide Licensor a statement containing the manufacture and model of any new or replacement Equipment.

      (c) Licensee will provided Licensor with a copy of any amendments to the FCC licenses which authorize the operation of the Equipment.

3.    Term and Commencement Date:

      (a) The Initial Term of this License Agreement shall be five years ("Initial Term"), commencing the date of this Agreement ("Commencement Date").

      (b) Except as set forth in subsection (c) hereinafter, this License Agreement shall automatically be renewed for each Premises without need of further documentation for one (1) additional five-year term ("Renewal Term") unless Licensee provides notice of its intention not to renew at least 90 days prior to the expiration of the Initial Term. Licensee may provide such notice for one or more Premises.

      (c) Pursuant to Section 6.11 of that certain Asset Purchase Agreement dated as of July 2, 1998 among the OTCs, Bell Atlantic Paging, Inc. and Licensee (the "Purchase Agreement"), Licensee has agreed to remove Equipment from certain of the Premises in accordance with certain agreements and schedules referred to in such Section. Licensor's obligations hereunder to lease or sublease such Premises shall expire on the earlier of the date Licensee has removed such Equipment from such Premises or the date by which Licensee is obligated under Section 6.11 of the Purchase Agreement to have removed such Equipment from such Premises; provided, however, that with respect to Transmitters (as defined in the Purchase Agreement) and Equipment associated therewith, Licensor shall identify and make available for lease to Licensee under the terms of this License Agreement as a site for such Equipment other premises in non-secure locations of the same Property.


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License Agreement


4.    License Fee:

      (a) During the Initial Term and the Renewal Term, if any, the monthly license fee for each of the Premises shall be $375.00 per month, subject to increase pursuant to Section 4(b) below (the "Monthly License Fee"); provided that there shall be no charge for the first month.

      (b) The Monthly License Fees shall increase by three percent (3%) (cumulatively) on each one-year anniversary of the Commencement Date.

      (c) The Monthly License Fees for all of the Premises shall be paid to Licensors at the following address:

            Bell Atlantic - Maryland, Inc.
            1 E. Pratt Street, 8N
            Baltimore, Maryland  21202
            Attention: Sandra Williams, Assistant Manager - Real Estate

      (d) The first month's Monthly License Fees (prorated to the extent necessary to give Licensee the benefit of one full month's free rent) shall be paid on the first day of the calendar month following the Commencement Date, and thereafter the Monthly License Fees shall be paid in advance on the first day of each month.

5.    Real Estate Taxes, Taxes and Operating Expenses:

      (a) Licensee shall not pay any real estate taxes on the Properties or buildings thereon.

      (b) Licensor shall provide electrical service to the Premises for use by Licensee. Licensee shall pay Licensor for its electrical utilities usage to the extent such usage exceeds $10 per month at each of the Premises.

      (c) Any tax, assessment, levy, charge, fee or license imposed or required by reason of or in connection with property ownership or lease by Licensor, with regard to the Premises, shall be paid in full by the Licensor. Any tax, assessment, levy, charge, fee, or license required by reason of the use of the Premises by Licensee shall be paid in full by Licensee.

6.    Permits and Approvals:

      Upon request, Licensors agree to cooperate with Licensee in obtaining, at Licensee's sole expense, any licenses, permits and other approvals required by any federal, state or local

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License Agreement


      authority to be held by Licensee for Licensee's use of the Premises and/or the Equipment (the "Approvals"). Licensee agrees that it shall maintain all licenses, permits and other approvals required by any federal, state or local authority to be maintained by Licensee for Licensee's use of the Premises and/or the Equipment.

7.    Indemnification:

      (a) Licensee shall indemnify Licensors, their affiliates and its and their directors, officers and employees against, and protect, save and hold them harmless from, and assume liability for, any and all claims, suits, penalties, actions, judgments, settlements, obligations, liabilities and other damages (and all reasonable costs and expenses incidental thereto, including reasonable attorney's fees) (i) arising by reason of any injury or death to any person or persons (including employees or agents of Licensee), or damage to property of Licensors or other person or persons, where such injuries, losses or damage have been caused by, or arising out of, any act or omission of Licensee, its agents, or employees at or around the Premises or (ii) arising from third party claims of liability or loss resulting from service outages, failures, malfunctions or damage to Licensee's equipment located on the Property (collectively, "Losses").

      (b) No indemnity in favor of Licensors under this Agreement against Losses shall apply to any such injury or damage caused by or resulting primarily from the negligence of Licensors, their agents or employees.

8.    Limitation on Licensors' Liability:

      Notwithstanding anything to the contrary contained in this License Agreement, Licensee agrees that Licensors shall have no liability or responsibility to Licensee under this License Agreement due to an interruption or suspension of utility services or other services at the Premises or to Licensee's Equipment, if access is denied due to labor dispute or any other reason, or for any malfunction or non-functioning of Licensee's Equipment for any cause, except that in the event electric service to Licensee's Equipment is interrupted for more than 24 consecutive hours due to the negligence of Licensors, Licensors' agents, contractors or employees, then Licensee shall be entitled to damages equal to one day's license payment for each additional 24 consecutive hour period that such interruption continues, which damages may, at either party's option, be paid in the form of a credit against the next accruing monthly license payment hereunder. The maximum liability, if any, of Licensors for any damages arising out of or in connection with this License Agreement, including without limitation contract damages and damages for injuries to persons or property and regardless of whether a claim is based on contract, tort, strict liability or otherwise, shall be limited to an amount not to exceed the aggregate amount of

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License Agreement


      Monthly Rental Fees received by Licensors hereunder. In no event shall Licensors be liable for any special, indirect, incidental or consequential damages, including without limitation lost revenues or profits, even if they have been advised of the possibility of such damages. Licensors shall not be liable hereunder for any delay or failure in performance caused by acts beyond Licensors' reasonable control, including without limitation, acts of God, war, vandalism, sabotage, accidents, fires, floods, strikes or labor disputes (including without limitation strikes by or labor disputes with Licensors' unionized labor force), interruption of utility services, or acts of any unit of government or governmental agency.

9.    Compliance with Law:

      (a) Licensee shall, at Licensee's sole cost and expense, comply with all of the requirements of the county, municipal, state, federal, and other applicable governmental, authorities, now in force, or which may hereinafter be in force and shall defend, indemnify, and save harmless Licensor from any claims or suits arising by reason of Licensee's failure to comply with such requirements.

      (b) Licensor shall, at Licensor's sole cost and expense, comply with all of the requirements of the county, municipal, state, federal, and other applicable governmental, authorities, now in force, or which may hereinafter be in force and shall defend, indemnify, and save harmless Licensee from any claims or suits arising by reason of Licensor's failure to comply with such requirements.

      (c) The failure of either party to enforce any terms or conditions of this License Agreement shall not constitute a waiver of the same or other terms and conditions or otherwise prevent or preclude such party from exercising the rights or remedies hereunder, at law or in equity.

      (d) This License Agreement shall be deemed to have been executed in the Licensors' respective States, and the parties hereto agree that the terms and performances hereof shall be governed by and construed in accordance with the laws of the Licensors' respective States, so that the law of the State in which a Property is located shall apply to that Property.

10.   Interference:

      (a) Licensee agrees that the Equipment shall not cause interference with the use or enjoyment of the property of Licensors, other licensees located at the Premises or neighboring landowners, including, but not limited to interference with radio communications facilities. In the event that Licensee's equipment causes such

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License Agreement


            interference to such use or enjoyment, Licensee agrees immediately to cease operations until such interference is removed by Licensee, at its sole expense.

      (b) Licensors shall not knowingly allow any other licensee of the Property to cause interference with the Licensee use of the Premises. In the event of such interference, Licensors will take reasonable action to ensure that the party causing the interference takes appropriate action to correct and eliminate the interference.

11.   Improvements:

      (a) All Equipment mounted on a roof or tower must be attached securely with approved mounts, hangers, and clamps as approved by the Licensor. All cables and wires entering or exiting equipment and/or buildings must do so in a manner approved by the Licensor. Failure to correct any non-compliance with the terms and conditions of this Paragraph within three (3) days after notice thereof is given to Licensee shall be cause for immediate termination of this License Agreement by Licensor at its sole discretion. Additionally no materials may be used in the installation, maintenance or upgrade of the antennas, cables, and wires that will cause corrosion, rust, or deterioration of the building, roof, tower or appurtenances thereof.

      (b) Each antenna must be identified by a metal tag fastened securely to its mounting bracket. Licensee shall have thirty (30) days from the date of this License Agreement to comply with this requirement.

      (c) Installation and maintenance of the Licensee's Equipment shall be done at the Licensee's sole expense, using contractors having the applicable Licensor's prior approval, shall be in accordance with the standards and requirements of the Licensor, and shall be done under the Licensor's supervision and shall be subject to Licensor's final written approval, which shall not be unreasonably withheld. The supervision, approval and other activities of Licensor under this Paragraph, however, shall not constitute the waiver of any term or condition of this License Agreement. Scheduling of and all work shall be coordinated with the Licensor. Any future maintenance involving antennas and transmission lines must be coordinated with Licensor within a reasonable time of not less than twenty-four (24) hours prior to work being done, except in case of emergency. Failure to comply with the terms and conditions of this Paragraph shall be cause for immediate termination of this License Agreement by Licensor at its sole discretion.

      (d) It is understood and agreed by and between the parties hereto that the Equipment shall, unless otherwise agreed in writing, remain the personal property of Licensee

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License Agreement


            and Licensee shall have the privilege and right to remove the same at any time during the term of this License Agreement, by contractors approved by Licensors (which approval shall not be unreasonably withheld) and in accordance with the terms of Section
            6.11 of the Purchase Agreement and that certain Maintenance Agreement dated the date hereof between Licensee and Bell Atlantic Network Services, Inc., on behalf of Licensors (the "Maintenance Agreement").

      (e) Licensee agrees not to damage the Premises or any personal property or fixtures thereon in any way. The liability for any such damage, if committed, shall be the liability of Licensee in accordance with the Indemnification Paragraph 7.

      (f) It is agreed that any fixtures, structures, signs, or other improvements placed upon the Premises by Licensee other than the Equipment, may only be so placed with the express written approval of Licensor.

12.   Maintenance:

      Licensee agrees to keep and maintain the Equipment at all times and at its expense, in a good state of repair and maintenance and in compliance with all laws, rules and regulations of any and all governmental authorities by Licensee, and Licensee shall defend, indemnify and save Licensor harmless from any claims or suits arising by reason of Licensee's failure to so keep and maintain the Equipment or to comply with such laws, rules or regulations. Licensee agrees that Licensee's Equipment will comply with American Standard Nation Safety Levels with Respect to Human Exposure to Radiofrequency Electromagnetic Fields, 300KHz to 100GHz (ANSI/IEEE C95.1-1992). Licensors assume no responsibility for maintaining the Equipment except as explicitly stated in the Maintenance Agreement.

13.   Restoration:

      Licensee shall remove the Equipment, as well as its fixtures, structures, signs or other improvements, if any, placed upon the Premises, upon the expiration of the term of this License Agreement or the termination hereof, whichever first occurs, unless the parties otherwise expressly agree in writing. In performing such removal, Licensee shall restore the Premises and any personal property and fixtures thereon to as good a condition as they were prior to the installation or placement of such Equipment, fixtures, signs or other improvements, reasonable wear and tear excepted, as determined in the reasonable opinion of Licensor. If Licensee fails to remove such Equipment, fixtures, signs or other equipment upon expiration of this License Agreement, Licensor may, after reasonable notice of not longer than thirty (30) days, remove and dispose of such equipment, fixtures, signs or other improvements and Licensee shall reimburse Licensor for the costs of such

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License Agreement


      removal and disposal. Licensee must use contractors approved by Licensors to remove the Equipment.

14.   Insurance:

      Licensee shall at its own expense during the term of this License Agreement maintain throughout the term of this License, as the same may be extended:

      (a) commercial general liability insurance with $1 million combined single limit for bodily injury and/or property damage, together with an endorsement for contractual liability and broad form property and personal injury endorsements; and

      (b) all-risk property insurance for full replacement value of Licensee's Equipment, with a waiver of subrogation on behalf of Licensee; and

      (c)   statutory worker's compensation insurance; and

      (d)   employers liability insurance in the amount of $1 million; and

      (e) automobile liability insurance with $1 million combined single limit coverage; and

      (f) umbrella/excess liability insurance with $5 million of coverage which applies to the policy set forth in (a) above.

      Such policies shall be in a form and with such insurance companies as shall be reasonably satisfactory to Licensors and will contain a provision for ten (10) days' prior notice to the Licensors of any cancellation. Such insurance policies as set forth in (a), (d) and (f) shall name Licensors as an additional insured. An approved certificate of eachsuch insurance policy shall be furnished to Licensors.

15.   Access:

      Licensee will provide to Licensors on or before the effective date of this License Agreement, a list of all personnel authorized by Licensee to have access to its Equipment, and will update such list as soon as reasonably practicable, upon a change in such personnel; provided, however, that any personnel not on such list may not enter upon the Premises. In the alternative to maintaining such a list, however, Licensee may supply its employees with photographic identification which is acceptable to Licensors that clearly and prominently identifies its employees as employees of Licensee, and, except as set forth hereinafter, Licensor agrees to allow Licensee's employees access to the Premises upon presentation of such identification. Notwithstanding anything to the contrary herein,

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License Agreement


      unless accompanied by an employee of a Licensor, Licensee shall not have access to those Premises at which the Licensee's equipment is maintained by Licensors or which is located in the Bell Atlantic Tower.

16.   Termination:

      (a) Licensor may terminate this License Agreement upon written notice to Licensee of a breach or default hereunder and, except where immediate termination or termination after another specified notice and cure period is provided for under this License Agreement, by affording Licensee a reasonable opportunity, not to exceed thirty
            (30) days from the date of Licensee's receipt of such notice (unless expressly extended in writing by the Licensor), to correct the breach or default.

      (b) Licensee may terminate this License Agreement with respect to certain Premises, without further liability hereunder with respect to such Premises, upon providing not less than ninety (90) days prior notice to Licensor:

            (i) if Licensee is unable to obtain or maintain any necessary approval to operate and maintain the Equipment at such Premises; or

            (ii) if, due to changed circumstances, Licensee determines that the Premises is no longer suitable for its intended purpose; or

            (iii) if Licensee determines that any of the Equipment at such
                  Premises cannot be used without interference from, or to, other nearby property.

      (c) Licensee or Licensors may terminate this License Agreement with respect to certain Premises, without further liability hereunder with respect to such Premises, upon providing notice if such Premises or the Equipment thereon is destroyed or damaged and rendered unsuitable for normal use (unless such damage or destruction resulted from acts of Licensor and the Equipment is again rendered suitable for normal use as promptly as reasonably practicable) or if the Property is taken pursuant to a condemnation action. In such event, all rights and obligations of the parties shall cease with respect to such Premises as of the date of the damage or destruction or taking. The foregoing notwithstanding, if such destruction or damage of the Premises results from acts of Licensor and if reconstruction of the Premises would cost less than sixty (60) times the Monthly License Fee for such Premises, Licensee shall be entitled to require Licensor not to terminate this License Agreement and to reconstruct the Premises.

      (d)   [Reserved]

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License Agreement


      (e) For those Properties that are not owned by a Licensor, the license granted hereunder will terminate contemporaneously with the termination of the applicable Licensor's right of occupancy.

      (f) Licensors may terminate this License Agreement upon the occurrence and during the continuance of an Event of Default under the Promissory Note (as defined in the Purchase Agreement).

17.   Sale or Mortgage of Property:

      Should Licensors, at any time after the execution date of the License Agreement, decide to sell, mortgage or encumber all or any part of a Property, such transaction and its documentation shall be subject to this License Agreement and Licensee's rights hereunder.

18.   Assignment:

      This License Agreement may be sold, assigned or transferred by Licensee to Licensee's owner, affiliates controlled by Licensee's owner or subsidiaries controlled by Licensee's owner, whose net worth equals or exceeds that of the Licensee, with the prior written approval of Licensor, which shall not be unreasonably withheld. No other sale, assignment or transfer is permitted without the prior written consent of Licensor.

19.   Notice:

      Any and all notices or other written communications required or permitted hereunder shall be in writing and mailed postpaid via United States Registered Mail or Certified Mail, or by overnight courier as follows:

      Licensors:
      Manager - Real Estate Leasing
      Bell Atlantic Network Services, Inc.
      1320 N. Court House Road, 5th Floor
      Arlington, Virginia 22201

      Licensee:
      Aquis Communications, Inc.
      1719A Route 10, Suite 300
      Parsippany, NJ  07054
      Attention:  John X. Adiletta


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License Agreement


                  with copies to:

      Phillips Nizer Benjamin Krim & Ballon LLP
      666 Fifth Avenue
      New York, New York  10103
      Attention:  Monte Engler, Esq.

      and, if such notice is a notice of default, to

      FINOVA Capital Corporation
      1850 North Central Avenue
      Phoenix, Arizona  85002-2209
      Attention:  Vice President, Law
      Telecopy No:  (602) 207-5036

20.   No Third Party Rights:

      This License Agreement shall not create for, nor give to, any third party any claim or right of action against either party to this License Agreement that would not arise in the absence of this License Agreement.

21.   Quiet Enjoyment and Eminent Domain:

      (a) Provided Licensee has made all payments required hereunder and is otherwise in compliance with the terms of this license, Licensee shall have quiet enjoyment of the Premises, from Licensors or anyone claiming through Licensors. Licensors make no warranty of quiet enjoyment from its landlords on behalf of Licensee.

      (b) If the property or any part thereof is taken by eminent domain, this Agreement shall expire with respect to that property only on the date when the leased property shall so be taken and the rental shall be apportioned as of that date. Licensee shall have the right to make a separate claim with the condemning authority for the value of the Licensee's property and for moving and relocation expenses; provided, however, that such separate claim shall not reduce or adversely affect the amount of Licensors' award.

22.   Entire Agreement:

      This License Agreement, including the Exhibits annexed hereto which form a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior understandings or agreements with respect to


                                      -11-
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License Agreement


      such subject matter. This License Agreement may not be amended or modified except by a writing duly executed by both of the parties hereto. Any term or provision of this License Agreement may not be waived without the written consent of the party hereto entitled to the benefit thereof by a writing duly executed by such party. Any failure by either party hereto to exercise its rights hereunder is not a waiver or such rights.

23.   Time is of the Essence:

      Time is of the essence in all terms of this License Agreement, except as may be otherwise expressly provided herein.

24.   Miscellaneous:

      (a) Any and all rights and remedies hereunder are cumulative and are in addition to such other rights and remedies as may be available at law or in equity.

      (b) This License Agreement grants a license only, revocable or terminable under the terms and conditions herein, and does not grant any lease, easement or other interest in real estate.

      (c) This License Agreement may be executed and delivered originally or by facsimile and in two counterparts, each of which shall constitute an original, but both of which taken together shall constitute one and the same instrument.

      (d) Headings used in this License Agreement are provided for convenience only and shall not be used to construe meaning or intent.


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License Agreement


      IN WITNESS WHEREOF, the parties hereto, consenting to be legally bound, have placed their hands and seals below as of the date set forth hereinabove.


                              LICENSEE:

WITNESS:                      AQUIS COMMUNICATIONS, INC.


______________________        By: /s/ John X. Adiletta
                                  --------------------------
                              Name: John X. Adiletta
                              Title: President


                              LICENSORS:

                              BELL ATLANTIC NETWORK SERVICES, INC.

                                    For and on behalf of:
                                    Bell Atlantic - Delaware, Inc.
                                    Bell Atlantic - Maryland, Inc.
                                    Bell Atlantic - New Jersey, Inc.
                                    Bell Atlantic - Pennsylvania, Inc.
                                    Bell Atlantic - Virginia, Inc.
                                    Bell Atlantic - Washington, D.C., Inc.
                                    Bell Atlantic - West Virginia, Inc.
WITNESS:


______________________       By: /s/ Edward H. Sproat
                                  --------------------------
                             Name: Edward H. Sproat
                             Title: President and Chief Operating Officer

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License Agreement


                                EXHIBITS A AND B
                            DESCRIPTION OF PROPERTIES
                         DESCRIPTION OF DEMISED PREMISES

                                 See Attachment

                                    EXHIBIT C
                            DESCRIPTION OF EQUIPMENT

       See Schedule 3.1.3(a) to the Asset Purchase Agreement, which lists which Equipment is located on the respective Premises.